SECOND AMENDENT TO THE
INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT, dated as of the 28th day of February, 2018, to the Investment Advisory Agreement, dated as of October 11, 2016 as amended, (the “Advisory Agreement”) is entered into by and between Series Portfolios Trust, a Delaware statutory trust (the “Trust”), on behalf of the series listed on Schedule A, which may be amended from time to time (each a “Fund” and together, the “Funds”), and Highmore Group Advisors, LLC (the “Adviser”).

RECITALS

WHEREAS, the parties have entered into an Advisory Agreement; and

WHEREAS, the parties desire to amend Section 7(f), Section 15 and Schedule A to the Advisory Agreement; and

WHEREAS, the previously amended Section 7(f) of the Advisory Agreement by way of the First Amendment to the Advisory Agreement, dated May 1, 2017 (the “First Amendment”);

NOW, THEREFORE, the parties agree as follows:

The First Amendment is hereby superseded and replaced with the following amendment to Section 7(f) of the Advisory Agreement:

(f) Any such reductions made by the Adviser in its fees or payment of expenses which are a Fund’s obligation are subject to recoupment, if so requested by the Adviser. Any such recoupment is contingent upon Board of Trustees review and approval at the time the recoupment is made and such recoupment must be made in accordance with any existing operating expenses limitation agreement between the Adviser, on behalf of one or more of the Funds, and the Trust, as well as applicable guidance of the staff of the U.S. Securities and Exchange Commission. Such recoupment may not be paid prior to a Fund’s payment of current ordinary operating expenses.

and

Section 15 of the Advisory Agreement is hereby amended as follows:

15. INTELLECTUAL PROPERTY LICENSE.  For so long as this Agreement remains effective, the Trust and the Funds shall have a non-transferable, non-exclusive license to use the names “Highmore Group Advisors, LLC”, “Highmore Managed Volatility Fund”, “Highmore Sustainable All-Cap Equity Fund”, www.highmorefunds.com, and the name of a series of the Trust (other than the Fund) that may become subject to this Agreement (collectively, the “Adviser Names”) solely in connection with the Trust and the relevant Fund. The Trust and the Funds acknowledge that the Adviser Names and any derivatives or combinations thereof are the sole and exclusive property of the Adviser (or the Adviser’s related entities), and the Trust and the Funds agree that they will not contest ownership or validity of the Adviser Names.  The Trust and the Funds will use the Adviser Names according to the Adviser’s trademark standards.  The Adviser makes no representations or warranties in respect of the relative superiority of its rights in the Adviser Names to the rights of any third party in the Adviser Names.  Notwithstanding anything herein to the contrary, the Adviser shall have no liability to the Trust or the Funds for or in respect of any claim by any third party that the Trust or the Funds’ use of the Adviser names infringes upon or otherwise violates any proprietary or other rights of such third party. Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Trust and the relevant Fund shall cease to use the Adviser Names and any other name connected with the Adviser.

and;

Schedule A of the Advisory Agreement is hereby amended as follows:

SCHEDULE A

Series of Series Portfolios Trust	Annual Fee Rate as a Percentage of Average Daily Net Assets	Date of Added to Investment Advisory Agreement

Highmore Managed Volatility Fund	1.80%	October 28, 2016
Highmore Sustainable All-Cap Equity Fund	1.25%	February 28, 2018

Except to the extent amended hereby, the Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SERIES PORTFOLIOS TRUST on behalf of the series listed on Schedule A		HIGHMORE GROUP ADVISORS, LLC

By:	/s/ John J. Hedrick	By:	/s/ Dr. Brian M. Altenburg
Name:	John J. Hedrick	Name:	Dr. Brian M. Altenburg
Title:	President and Principal Executive Officer	Title:	Managing Partner